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                                                                    Exhibit 99.5

                                        [LETTERHEAD OF UBS SECURITIES LLC]

The Board of Directors
Bay View Capital Corporation
1840 Gateway Drive
San Mateo, California 94404

Dear Members of the Board:

We hereby consent to the inclusion of our opinion letter as Appendix E to, and to the reference thereto under the captions "SUMMARY -- The Sale of BVAC -- Opinion of BVCC's Financial Advisor in Connection with the Sale of BVAC," and "PROPOSAL II - PROPOSAL TO APPROVE THE SALE OF BVAC -- General Description of the BVAC Sale -- Opinion of BVCC's Financial Advisor in Connection with the BVAC Sale" in, the Joint Proxy Statement/Prospectus relating to the proposed transaction involving Bay View Capital Corporation ("BVCC") and AmeriCredit Financial Services, Inc., which Joint Proxy Statement/Prospectus is a part of the Registration Statement on Form S-4 of BVCC. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                /s/ UBS SECURITIES LLC
                                ---------------------------------
                                UBS SECURITIES LLC

New York, New York
December 16, 2005